Exhibit 10.1

VECTREN CORPORATION
AT RISK COMPENSATION PLAN
STOCK UNIT AWARDS
AWARD AGREEMENT
(OFFICER TIME VESTED)

Name of Grantee: ______________
                                                                                                   No. of Stock Unit Awards: _____
Date of Grant:  January 1, 2010

___________________ (“Grantee”) is hereby granted as of January 1, 2010 (the “Grant Date) under Section 7.4 of the Vectren Corporation At Risk Compensation Plan, as amended (the “Plan”), a grant of ___ Stock Unit Awards on the following terms and conditions:

1.           Restriction.

            (A)              Value of the Stock Unit Award.  Subject to approval by the Compensation and Benefits committee (Committee) of the Board of Directors (Board) of Vectren Corporation (Company), within sixty days after the lifting of the restrictions, the Grantee shall be paid in cash for each Stock Unit Award the Fair Market Value of one share of the Company’s common stock on the date the restrictions lapse; provided, however, at the request of the Grantee and after approval by the Compensation and Benefits committee of the Board, the value of any part or all of the Stock Unit Awards may be paid to the Grantee in unrestricted shares of the Company’s common stock.

            (B)           Restricted Period.  Except as otherwise provided pursuant to or in accordance with the terms and provisions of this Agreement or the Plan, the Stock Unit Awards shall not be sold, exchanged, assigned, transferred or permitted to be transferred, voluntarily, involuntarily, or by operation of law, delivered, encumbered, discounted, pledged, hypothecated, or otherwise disposed of during the “Restricted Period,” which shall, with respect to each Stock Unit Award commence on the Grant Date and, except as otherwise provided in this Agreement or the Plan, end on December 31, 2012.

                       (i)         Final Measurement of the Stock Unit Award.  Except as provided in this Agreement or the Plan, including Section 7.4(b)(i) and Article X, the lifting of the transfer restrictions and the forfeiture provisions shall be dependent on the continued employment of the Grantee until December 31, 2012.

                       (ii)         Lifting of Restrictions.  The restrictions applicable to the Stock Unit Awards held by the Grantee shall be lifted 1/3rd as of December 31, 2010, 1/3rd as of December 31, 2011 and 1/3rd as of December 31, 2012; provided, however, that except as provided in the Plan, which directs, under certain conditions, that the restrictions shall be lifted earlier:  (a) the restrictions shall be lifted on that date only if the Grantee is still employed by a Participating Company on that date, and (b) subject to the terms of this Agreement and the Plan, if the Grantee ceases to be employed by a Participating Company before the restrictions lapse on any Stock Unit Awards held by him or her, the Stock Unit Awards still subject to restrictions shall be immediately forfeited.

            (C)           Disability, Death or Retirement.  In the event of the Grantee’s death, Disability, or Retirement the following shall apply:

                       (i)           In the event of the Grantee’s Disability or Retirement before the Restricted Period has ended, the restrictions on the remaining Stock Unit Awards shall be removed and the number of Stock Unit Awards the Grantee shall be entitled to, if any, shall equal (i) 1/3rd of the Stock Unit Awards multiplied by (ii) a fraction, the numerator is the number of days during the current calendar year in which the Grantee was an active Participant hereunder and the denominator is 365 days;

                       (ii)           In the event of the Grantee’s death before the Restricted Period has ended, the restrictions on the Stock Unit Awards shall be removed upon the Grantee’s date of death, and the number of Stock Unit Awards the Grantee shall be entitled to, if any, shall equal the number of Stock Unit Awards contingently granted hereunder without any further adjustment; and

                       (iii)         Notwithstanding the terms of the Plan and paragraph 1.(C)(i), in the event of the Grantee's Disability or Retirement prior to the end of the Restricted Period, the Committee may, but shall not be obligated to, permit the Grantee to receive the number of Stock Unit Awards, if any, that the Grantee would otherwise be entitled to had the Grantee been an active employee at the end of the Restricted Period without any reduction for the time the Grantee was not an active employee during the Restricted Period.

2.           Capitalization Changes.  Prior to the lifting of restrictions, in the event of a change in the Company’s outstanding shares by reason of a stock dividend, stock split, merger, consolidation, stock rights plan or exchange of shares or other similar corporate change, the Committee shall make appropriate adjustments in the number of Stock Unit Awards granted hereunder.

3.           Dividends.  Prior to the lifting of restrictions, the Grantee shall be entitled to receive a cash amount equivalent to the dividend that would be payable had each remaining Stock Unit Award been issued in the form of one share of common stock of the Company, which shall not be refundable in the event the Stock Unit Award is forfeited in whole or in part.

4.           Investment Representation.  By executing this Agreement, Grantee represents that the Stock Unit Award is being held in good faith for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof, and that any Stock Unit Award Grantee or Grantee’s legal representatives acquire pursuant to this award will be acquired by them in good faith for investment purposes and not with a view to, or for sale in connection with, any distribution thereof.

5.           Continued Employment.  Nothing in this Agreement shall restrict the right of Vectren Corporation or its affiliates to terminate Grantee’s employment or status as a consultant at any time with or without cause.

7.           The Plan.  This grant is subject to all the terms, provisions and conditions of the Plan, which is incorporated herein by reference, including the defined terms not otherwise defined herein, and to such regulations as may from time to time be adopted by the Committee.  In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the terms, conditions and provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly.

8.           Withholding.  Vectren shall withhold all applicable taxes required by law from all amounts paid in satisfaction of the award.

9.           Notices.  All notices by the Grantee or his or her assigns to Vectren shall be addressed to Vectren Corporation, One Vectren Square, Evansville, Indiana  47708, Attention:  Corporate Secretary, or such other address as Vectren may, from time to time, specify.  All notices by Vectren to the Grantee shall be addressed to the Grantee at their current work location at Vectren or, if they are no longer employed by Vectren, at the address on file for the Grantee with the Human Resources department of Vectren.

VECTREN CORPORATION

By:
Its: Duly Authorized Signatory on behalf of the Compensation and Benefits Committee

Accepted as of the date first above written

,
Grantee